AMENDMENT NO. 10

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of June 1, 2016, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Investment Securities Funds (Invesco Investment Securities Fund), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to increase the administrative services fee payable to Invesco by 0.03%, reflecting the provision of the following services to the Funds by Invesco: (i) implementation and oversight of procedures to accommodate a floating net asset value (NAV) for money market funds that do not maintain a stable NAV, including additional valuation requirements; (ii) implementation and maintenance of liquidity fees and redemption gates imposed by the funds; (iii) implementation and maintenance of enhanced website reporting; (iv) administration and coordination of Form N-MFP filings; (v) administration and coordination of Form N-CR filings; (vi) additional tax analysis related to floating NAV money market funds and redemption fees; (vii) implementation and oversight of enhanced stress testing requirements; (viii) implementation and oversight of diversification requirements; and (ix) modification of internal systems to accommodate the foregoing services;

NOW, THEREFORE, the parties agree that;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT OF

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

Portfolios	Effective Date of Agreement

Invesco Global Real Estate	July 1, 2006

Invesco High Yield Fund	July 1, 2006

Invesco Short Duration Inflation Protected Fund	July 1, 2006

Invesco Money Market Fund	July 1, 2006

Invesco Real Estate Fund	July 1, 2006

Invesco Short Term Bond Fund	July 1, 2006

Invesco U.S. Government Fund	July 1, 2006

Invesco Corporate Bond Fund	February 12, 2010

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.053%	First $1.5 billion
0.043%	Next $1.5 billion
0.033%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

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